                                                                    Exhibit 10.6


                              AMENDED AND RESTATED


                              SUBLICENSE AGREEMENT


                                       for



                   Other Pillsbury Proprietary Information

                                     between


                  NESTLE USA - PREPARED FOODS DIVISION, INC.

                                       and


                          NESTLE ICE CREAM COMPANY, LLC

THIS AGREEMENT is entered into as of this 1st day of September, by and between SUBLICENSOR and SUBLICENSEE.

WHEREAS, SUBLICENSOR is the licensee of Other Pillsbury Proprietary Information pursuant to the Other Pillsbury Proprietary Information License Agreement (the "Other Pillsbury Proprietary Information License Agreement"), dated as of December 26, 2001, by and among SUBLICENSOR and Pillsbury Group, and has the right to sublicense same to SUBLICENSEE;

WHEREAS, SUBLICENSEE and SUBLICENSOR entered into that certain Sublicense Agreement for Other Pillsbury Proprietary Information, dated as of December 26, 2001 (the "Previous Agreement"), whereby SUBLICENSEE acquired an exclusive sublicense to use the Other Pillsbury Proprietary Information to import, purchase, market, distribute, promote and sell Frozen Dessert Products in the Territory; and

WHEREAS, the parties desire to amend and restate the Previous Agreement in its entirety as set forth herein.

NOW IT IS HEREBY AGREED AS FOLLOWS:

      1.    CERTAIN DEFINITIONS

            1.1 "Affiliate" means, with reference to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person, provided, however, that, for purposes of this Agreement, NICC, New December, Inc., and any direct or indirect subsidiary of New December, Inc. shall be deemed not to be an "Affiliate" of Nestle Group or any of its Affiliates.

            1.2 "Agreement" means the terms and conditions set forth herein.

            1.3 "Applicable Law" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law (including principles of common law), ordinance, rule, administrative interpretation, regulation, order, writ, injunction, legally binding directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person or any of its Affiliates).

            1.4 "Claimant" shall have the meaning set forth in Section 6.2(a) of this Agreement.

            1.5 "Confidential Information" of a Person (a "Covered Person") means all trade secrets and other confidential information of such Covered Person including, without limitation, (a) any and all trade secrets concerning the business and affairs of such Covered Person, records, files, letters, memoranda, reports, laboratory notebooks, program listings, product specifications, product formulas, ingredient listings, recipes, data, know-how, improvements, discoveries, concepts, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, past, current and planned manufacturing and distribution methods and processes, techniques, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures of which may be licensed to such Covered Person (and other items related thereto); (b) any and all information concerning the business and affairs of such Covered Person (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, strategic and operating plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and (c) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for such Covered Person containing or based, in whole or in part, on any information included in the foregoing; provided, however, that with respect to a Person (or any Affiliate thereof) using Confidential Information ("Using Persons") of a Covered Person, Confidential Information of such Covered Person shall not include any material of the Covered Person that the Using Person can establish through documentation (i) is or becomes generally known to and available for use by the public other than as a result of the fault of the Using Persons or their respective advisors or Representatives; or (ii) is or becomes available to the Using Persons or their respective advisors or Representatives on a non-confidential basis from a source other than the Covered Person or its Affiliates or their advisors or Representatives prior to, on or after the date of this Agreement, provided that the source of such information was not known by the Using Persons, after reasonable investigation, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Covered Person or its Affiliates with respect to such material.

            1.6 "Delaware Courts" shall have the meaning set forth in Section
8.9 of this Agreement.

            1.7 "Dipped Form" means the retail sale of Frozen Dessert Products where: (a) the Frozen Dessert Products are presented to the public in association with the Haagen-Dazs name; (b) the Frozen Dessert Products are scooped, dipped or dispensed from a soft serve machine and sold in cones or dishes; (c) the Frozen Dessert Products are sold from a non-temporary food service establishment; and (d) it would be reasonably expected by the retail seller that a significant portion of the Frozen Dessert Products would be consumed away from the food service establishment.

            1.8 "Frozen Dessert Products" means ice cream, sorbet, frozen yogurt, sherbet, frozen mousse, ice milk, frozen juice bars, ice pops, water ice, ice cream cakes, soft serve (soft bodied, machine made) ice cream, frozen fudge bars, frozen novelty dessert products (such as bars, cones, sandwiches, smoothies, and cup products based on or primarily delivered from any of the foregoing), frozen dessert products for pets and other products based on or primarily derived from any of the foregoing that are marketed and sold under third party trademarks listed on Exhibit A, trademarks licensed from SUBLICENSOR or any of its Affiliates or Pillsbury Licensed Trademarks, or that are unbranded.

            1.9 "Governmental Authority" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court government or self-regulatory organization, commission, tribunal or organization or any


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regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

            1.10 "Haagen-Dazs International Business" means substantially all of the assets comprising the business of the production, importation, purchase, marketing, distribution, promotion and sale (including export sale from a facility not owned by SUBLICENSEE) of Frozen Dessert Products outside of the Territory and Canada under the Haagen-Dazs brand name and under brand names licensed to Pillsbury by third parties outside the Territory and Canada, but excludes the ownership, management and operation of Haagen-Dazs Stores inside and outside the Territory and Canada which business is currently conducted by Pillsbury.

            1.11 "Haagen-Dazs International Co-Pack Agreement" means the Co-Pack Agreement relating to the Haagen-Dazs International Business dated as of October 8, 1999, between SUBLICENSEE and Pillsbury.

            1.12 "Haagen-Dazs Japan Co-Pack Agreement" means the Co-Pack Agreement relating to the Pillsbury Japan Joint Venture dated as of October 8, 1999, between SUBLICENSEE, Pillsbury and Nestle USA.

            1.13 "Haagen-Dazs Stores" means, collectively, (a) the Haagen-Dazs-branded retail outlets (whether stand-alone or in conjunction with another retailer) owned by The Haagen-Dazs Shoppe Company, Inc. ("Shoppes") that serve Frozen Dessert Products in Dipped Form and (b) the Haagen-Dazs-branded retail outlets (whether stand-alone or in conjunction with another retailer) not owned by Shoppes which are franchised by Shoppes to and operated by third parties and that serve Frozen Dessert Products in Dipped Form and Shoppes' franchise rights therein; in each case as of and after December 26, 2001.

            1.14 "Haagen-Dazs Stores Business" means the development, franchising, marketing, operation and ownership of Haagen-Dazs Stores, including, without limitation, the following:

                  (a) all written and oral agreements granting rights to develop, franchise, operate and own Haagen-Dazs Stores, all rights to enter such agreements after December 26, 2001, and all franchise, royalty or other fees and income resulting from such agreements and arrangements;

                  (b) all of the concepts, standards, specifications, requirements, guidelines, instructions and procedures, existing in any form as of December 26, 2001 and as may be developed by the owners of the Haagen-Dazs Stores Business after December 26, 2001, in each case, to the extent relating to the development, franchising, marketing, operation and ownership of Haagen-Dazs Stores;

                  (c) the development and ownership of all Confidential Information of Pillsbury (or any Affiliate of Pillsbury), existing as of December 26, 2001 and as may be developed by the owners of the Haagen-Dazs Stores Business after December 26, 2001, in each case, to the extent relating to the development, franchising, marketing, operation and ownership of Haagen-Dazs Stores;


                                       4
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                  (d) the development and ownership of all advertising,
marketing, promotional materials, plans and programs, and other similar items, existing as of December 26, 2001 and as may be developed by the owners of the Haagen-Dazs Stores Business after December 26, 2001 in each case, to the extent relating to the development, franchising, marketing, operation and ownership of Haagen-Dazs Stores;

                  (e) without limiting the exclusive license of Nestec and SPN to use the Pillsbury Licensed Property in the Territory (which for purposes of the Pillsbury Trademark/Technology License Agreement does not include the Haagen-Dazs Stores or the Haagen-Dazs Stores Business), all trademarks, trade names, service marks, logos, commercial symbols, phrases, slogans, tag lines, copyrights, distinctive interior and exterior building designs, decor, furnishings, menus, uniforms, signs and color combinations, existing as of December 26, 2001 and as may be developed after December 26, 2001, in each case, to the extent relating to the development, franchising, marketing, operation and ownership of Haagen-Dazs Stores; and

                  (f) the sole and exclusive right (whether within or outside the Territory) to grant to any Person the right to serve Frozen Dessert Products in Dipped Form.

            1.15 "Indemnifying Party" shall have the meaning set forth in
Section 6.2(a) of this Agreement.

            1.16 "Liability" means, with respect to any Person, any liability, expense or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

            1.17 "Losses" means any and all costs, losses, Taxes, Liabilities, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including without limitation interest, penalties, costs of mitigation, lost profits and other losses resulting from any shutdown or curtailment of operations, damages to the environment, reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing.

            1.18 "Nestec" means Nestec Ltd., a corporation organized and existing under the laws of Switzerland and having its registered office in 1800 Vevey, Canton of Vaud, Switzerland.

            1.19 "Nestle Canada" means Nestle Canada, Inc., a Canadian corporation and wholly owned subsidiary of Nestle S.A.

            1.20 "Nestle Covered Products" means the products to be provided by SUBLICENSEE pursuant to the terms of the Nestle International Co-Pack Agreement.

            1.21 "Nestle International Business" means the Frozen Dessert Products Business of Affiliates of Nestle USA conducted outside the Territory.


                                       5
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            1.22 "Nestle International Co-Pack Agreement" means the Co-Pack
Agreement relating to the Nestle International Business dated as of October 8, 1999, between SUBLICENSEE and Nestle USA, as may be amended, restated or substituted from time to time.

            1.23 "Nestle USA" means Nestle USA - Prepared Foods Division, Inc., a corporation organized and existing under the laws of Pennsylvania and a wholly owned indirect subsidiary of Nestle S.A.

            1.24 "Other Pillsbury Proprietary Information" means any and all trade secrets and other information (including, without limitation, drawings, samples, customer lists, current and anticipated customer requirements, market studies, and notes) and all artwork, advertising and marketing materials, brochures, books, menus, instructions, displays, packaging, cartons, containers, wrappers, point of sale materials, coupons, television and radio spots, trade materials, sales materials, commercials, jingles, catalogs, product lists and similar marketing-related materials, in each case (a) relating to the sale of Frozen Dessert Products in the Territory and (b) owned by Pillsbury Group as of October 8, 1999 and used by SUBLICENSEE as of December 26, 2001 in the importation, purchase, marketing, distribution, promotion and sale of Frozen Dessert Products in the Territory.

            1.25 "Person" means and includes an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated organization, a government or any department or agency thereof, or any entity similar to any of the foregoing.

            1.26 "Pillsbury" means The Pillsbury Company, a corporation organized and existing under the laws of Delaware and its permitted successors and assigns.

            1.27 "Pillsbury Confidential Information" means Confidential Information of Pillsbury Group and Affiliates thereof.

            1.28 "Pillsbury Group" means, collectively, Pillsbury and Pillsbury License Sub.

            1.29 "Pillsbury Improved Products" means the Nestle Covered Products to which improvements have been made using Pillsbury Licensed Technology.

            1.30 "Pillsbury License Sub" means HDIP, Inc., a Delaware corporation, and its permitted successors and assigns.

            1.31 "Pillsbury Sub" means HD JV Holding Co., a Delaware corporation.

            1.32 "Pillsbury Trademark/Technology License Agreement" means the Trademark/Technology Agreement between Pillsbury and Pillsbury License Sub, on the one hand, and Nestec and SPN, on the other hand, dated as of December 26, 2001, as may be amended, restated or substituted from time to time.

            1.33 "Representative" means any officer, director, principal, attorney, agent, employee or other representative.


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
            1.34 "SPN" means Societe des Produits Nestle S.A., a corporation organized and existing under the laws of Switzerland and having its registered office in 1800 Vevey, Canton of Vaud, Switzerland.

            1.35 "SUBLICENSEE" means Nestle Ice Cream Company, LLC, a Delaware limited liability company, formerly known as Ice Cream Partners USA, LLC.

            1.36 "SUBLICENSEE Personnel" shall have the meaning set forth in
Section 4.2 of this Agreement.

            1.37 "SUBLICENSEE Personnel Confidentiality Agreement" shall have the meaning set forth in Section 4.2 of this Agreement.

            1.38  "SUBLICENSOR" means Nestle USA.

            1.39 "Tax" means all taxes, levies, imposts and fees imposed by any Governmental Authority (domestic or foreign) of any nature including but not limited to federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax.

            1.40 "Term" shall have the meaning set forth in Section 7.1 of this Agreement.

            1.41 "Territory" means the fifty (50) states and the District of Columbia currently forming the United States of America; provided, however, that the Haagen-Dazs Stores and the Haagen-Dazs Stores Business shall not be included in the Territory.

      2.    LICENSE AND OWNERSHIP OF TECHNOLOGY

            2.1 Grant of Other Pillsbury Proprietary Information.

Subject to the qualifications and restrictions set forth herein, SUBLICENSOR hereby grants to SUBLICENSEE for the Term of this Agreement the exclusive, non-transferable, royalty-free and fully paid up right and sublicense to use the Other Pillsbury Proprietary Information in the importation, purchase, marketing, distribution, promotion and sale of Frozen Dessert Products in the Territory, and (a) to the extent requested by Pillsbury (i) to co-pack Frozen Dessert Products for sale to Pillsbury for delivery to Pillsbury's joint venture in Japan for resale in Japan pursuant to the terms of the Haagen-Dazs Japan Co-Pack Agreement and (ii) to co-pack Frozen Dessert Products for sale to the Haagen-Dazs International Business pursuant to the terms of the Haagen-Dazs International Co-Pack Agreement, (b) if requested by Nestle USA or an Affiliate thereof, for delivery of Pillsbury Improved Products to the Nestle International Business pursuant to the terms of the Nestle International Co-Pack Agreement (but only to the extent such Pillsbury Improved Products may be supplied by SUBLICENSEE to the Nestle International Business pursuant to Section 2.7 of the Pillsbury Trademark/Technology License Agreement), and (c) to supply Frozen Dessert Products to Nestle Canada for distribution and sale in Canada pursuant to the terms of agreements that may be entered into from time to time between SUBLICENSEE and Nestle Canada. Notwithstanding the exclusivity of the license grant, fifteen (15) years after December 26, 2001, Pillsbury and its Affiliates may use the Other Pillsbury Proprietary Information in the importation, purchase, marketing, distribution, promotion and sale of Frozen Dessert Products in the Territory; provided, that Pillsbury may not sub-license, transfer or assign its rights to use the Other Pillsbury Proprietary Information in the importation, purchase, marketing, distribution, promotion and sale of Frozen Dessert Products in the Territory. SUBLICENSOR shall retain the exclusive right to use the Other Pillsbury Proprietary Information in the importation, purchase, marketing, distribution, promotion and sale of Frozen Dessert Products outside the Territory and in the importation, purchase, marketing, distribution, promotion and sale of products other than Frozen Dessert Products, whether or not for the importation, purchase, marketing, distribution, promotion and sale within the Territory, and all other rights to the Other Pillsbury Proprietary Information not expressly granted SUBLICENSEE hereunder; provided, however, that SUBLICENSEE shall have the right to use the Other Pillsbury Proprietary Information in the importation, purchase, marketing, distribution, promotion and sale of Frozen Dessert Products pursuant to the terms of the Haagen-Dazs Stores Supply Agreement.

            2.2 Co-Packing.

Except as specifically set forth in Section 2.1, SUBLICENSEE shall not co-pack, nor engage a third party to co-pack on its behalf, Frozen Dessert Products using the Other Pillsbury Proprietary Information without SUBLICENSOR's prior written consent. In the event SUBLICENSEE engages a third party to co-pack on its behalf, SUBLICENSOR may require SUBLICENSEE to seek customary protections for the Other Pillsbury Proprietary Information from such co-packer as a condition to providing such consent.

            2.3 Ownership of Other Pillsbury Proprietary Information.

SUBLICENSEE acknowledges that its use of the Other Pillsbury Proprietary Information shall not create in SUBLICENSEE any right, title or interest in or to the Other Pillsbury Proprietary Information, except for the rights granted to SUBLICENSEE by the express terms of this Agreement, and covenants not to in any manner represent that SUBLICENSEE has ownership of the Other Pillsbury Proprietary Information. SUBLICENSEE also agrees that it will not use or permit the use of any element of the Other Pillsbury Proprietary Information in a manner which infringes upon the rights of third parties.

      3.    LIMITATION OF OTHER PILLSBURY PROPRIETARY
            INFORMATION

SUBLICENSOR reserves all rights in the Other Pillsbury Proprietary Information not specifically granted to SUBLICENSEE pursuant to this Agreement. SUBLICENSEE hereby acknowledges that nothing contained in this Agreement shall be construed to grant SUBLICENSEE any trademark or trade dress rights.


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
      4.    CONFIDENTIALITY

            4.1 SUBLICENSEE acknowledges and agrees that all Pillsbury Confidential Information known or obtained by SUBLICENSEE, whether before or after December 26, 2001, is the property of Pillsbury Group and that SUBLICENSEE shall not have any interest or rights with respect thereto except to the extent expressly provided in this Agreement. Therefore, SUBLICENSEE agrees that the Pillsbury Confidential Information shall not at any time be disclosed by SUBLICENSEE to any Persons other than SUBLICENSEE Personnel in accordance with
Section 4.2, whether SUBLICENSEE has such information in memory, embodied in writing or other physical form, or embodied in electronic form, without the prior written consent of SUBLICENSOR which may be withheld in SUBLICENSOR's sole discretion.

            4.2 SUBLICENSEE agrees not to use, except in connection with the utilization of the rights granted under this Agreement, or disclose the Other Pillsbury Proprietary Information or Pillsbury Confidential Information to any Person other than those Representatives of SUBLICENSEE or its Affiliates specifically requiring the relevant knowledge in connection with their duties to SUBLICENSEE as they relate to the utilization of the rights granted in this Agreement (the "SUBLICENSEE Personnel"). As a condition to obtaining access to any such Other Pillsbury Proprietary Information or Pillsbury Confidential Information, SUBLICENSEE shall require all SUBLICENSEE Personnel to execute a confidentiality agreement in a form that is customarily used in similar types of situations (naming Pillsbury Group as third party beneficiaries thereto) (the "SUBLICENSEE Personnel Confidentiality Agreement"). If SUBLICENSEE becomes aware of any violation by any SUBLICENSEE Personnel of any of the terms of any SUBLICENSEE Personnel Confidentiality Agreement relating to the Other Pillsbury Proprietary Information or Pillsbury Confidential Information, it shall immediately notify SUBLICENSOR in writing and take all reasonable steps required to prevent further disclosure. At SUBLICENSOR's request, SUBLICENSEE shall take such actions as SUBLICENSOR may consider necessary to protect the confidentiality of the Other Pillsbury Proprietary Information or Pillsbury Confidential Information and to prevent any unauthorized use or disclosure of the Pillsbury Confidential Information or Other Pillsbury Proprietary Information except as expressly permitted in this Agreement. SUBLICENSEE shall be jointly and severally liable with any breaching SUBLICENSEE Personnel for any breach of any SUBLICENSEE Personnel Confidentiality Agreement, and any such breach by SUBLICENSEE Personal shall be deemed a breach of this Agreement by SUBLICENSEE.

            4.3 If SUBLICENSEE or any of its Representatives or Affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) or is required by operation of law to disclose any Pillsbury Confidential Information or the Other Pillsbury Proprietary Information, SUBLICENSEE shall, to the extent legally permitted, provide SUBLICENSOR with prompt written notice of such request or requirement, which notice shall, if practicable, be at least seventy-two (72) hours prior to making such disclosure, so that SUBLICENSOR or its designee may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of such a waiver, SUBLICENSEE or any of its Representatives is nonetheless, in the opinion of legal counsel, legally compelled to disclose any of the Pillsbury


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Confidential Information or the Other Pillsbury Proprietary Information, then
SUBLICENSEE may disclose solely that portion of the Pillsbury Confidential Information or the Other Pillsbury Proprietary Information which such counsel advises is legally required to be disclosed (in which case, prior to such disclosure, SUBLICENSEE will, if legally permitted, advise and, if requested by SUBLICENSOR, consult with SUBLICENSOR or its designee and its counsel as to such disclosure and the nature of such disclosure), provided that SUBLICENSEE shall use its reasonable efforts to preserve the confidentiality of the Pillsbury Confidential Information or the Other Pillsbury Proprietary Information, whereupon such disclosure shall not constitute a breach of this Agreement.

      5.    GOODWILL; ENFORCEMENT AND MAINTENANCE OF RIGHTS

            5.1 Goodwill Ownership.

SUBLICENSEE agrees that all right, title and interest in and to the Other Pillsbury Proprietary Information and the goodwill associated therewith is and will remain Pillsbury Group's exclusive property. SUBLICENSEE agrees that nothing herein, nor use hereunder, shall give to SUBLICENSEE, or any employee of or other person associated with SUBLICENSEE, any right, title or interest in the Other Pillsbury Proprietary Information, except for the right to use the Other Pillsbury Proprietary Information in accordance with the terms of this Agreement. SUBLICENSEE shall not, and shall not permit any employee of or other Person associated with SUBLICENSEE, at any time do or suffer to be done any act which would impair Pillsbury Group's rights in or to the Other Pillsbury Proprietary Information. SUBLICENSEE shall not, and shall not permit any employee of or other Person associated with SUBLICENSEE, at any time dispute, challenge or contest, directly or indirectly, Pillsbury Group's exclusive right, title and interest in and to the Other Pillsbury Proprietary Information or the validity thereof. SUBLICENSEE agrees that it shall not, and shall not permit any employee of or other Person associated with SUBLICENSEE, without the express prior written consent of SUBLICENSOR, apply for registration or seek to obtain ownership of any of the Other Pillsbury Proprietary Information in any state or nation. SUBLICENSEE agrees to cooperate fully and in good faith with SUBLICENSOR for the purpose of securing, preserving and protecting Pillsbury Group's rights in and to the Other Pillsbury Proprietary Information. All use of the Other Pillsbury Proprietary Information and the goodwill associated therewith by SUBLICENSEE or any employee of or other person associated with SUBLICENSEE shall at all times inure to the benefit of Pillsbury Group.

            5.2 Maintenance of Rights.

SUBLICENSEE agrees to cooperate fully and in good faith with SUBLICENSOR for the purpose of securing, preserving and protecting Pillsbury Group's rights in and to the Other Pillsbury Proprietary Information. SUBLICENSEE shall have no right to apply for registration, or to extend or renew existing registrations, of the Other Pillsbury Proprietary Information. If any license agreement needs to be recorded to protect the Other Pillsbury Proprietary Information in the Territory, the parties agree, if it is appropriate, to enter into a short form license consistent with the terms of this Agreement for that purpose. SUBLICENSEE agrees to use any and all notices, legends and/or symbols designated by SUBLICENSOR for the protection of the Other Pillsbury Proprietary Information.


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
            5.3 Infringement of Rights.

SUBLICENSEE shall promptly advise SUBLICENSOR, in writing, upon becoming aware of any infringement, potential infringement or threatened infringement of any of the Other Pillsbury Proprietary Information in the Territory or any claim that the Other Pillsbury Proprietary Information infringes the intellectual property rights of another Person in the Territory. SUBLICENSOR or its designee shall have the initial right to determine the appropriate action, if any, to be taken with respect to any such infringement with regard to the Other Pillsbury Proprietary Information. If SUBLICENSOR or its designee initiates an enforcement suit or proceeding or intervenes to defend any claim of infringement of the rights of another, it shall have the right to exclusive control of any such suit or proceeding (provided, however, that SUBLICENSEE shall remain a party to such suit to the extent so required). SUBLICENSEE shall cooperate with SUBLICENSOR with respect to any such proceedings, including, without limitation, joining as a party to any litigation, if required. If, on request by SUBLICENSEE, SUBLICENSOR refuses to pursue infringers of the Other Pillsbury Proprietary Information within a reasonable time, SUBLICENSEE shall be entitled to take reasonable appropriate actions to challenge such infringement at its own expense. If SUBLICENSEE institutes suit pursuant to this Section 5.3, SUBLICENSOR shall (a) provide reasonable assistance to SUBLICENSEE and (b) have the right to participate and represent its interests through other counsel of its own choosing and at its own cost. In addition, in no event shall SUBLICENSEE have the right, without the prior written consent of SUBLICENSOR, to acknowledge the validity of a claim that the Other Pillsbury Proprietary Information infringes the intellectual property rights of another Person, to obtain or seek a license from such Person or to take any other action which might impair the ability of SUBLICENSOR to contest the claim of such Person if SUBLICENSOR so elects. SUBLICENSEE agrees at the request of SUBLICENSOR to make and have made reasonable modifications requested by SUBLICENSOR in SUBLICENSEE's use of the elements of the Other Pillsbury Proprietary Information in question or so long as such modifications would not have a material adverse effect on SUBLICENSEE if SUBLICENSOR, in its sole discretion, reasonably exercised, determines that such action is necessary to resolve or settle the claim or suit or eliminate or reduce the threat of a claim or suit by such Person.

            5.4 Insurance.

SUBLICENSEE shall, at its cost, procure and maintain throughout the Term, insurance policies with monetary limits that are customary in similar types of agreements. All coverages required hereunder shall be carried with insurer(s) reasonably acceptable to SUBLICENSOR. All insurance required to be carried under this Article shall show SUBLICENSOR and its designee as additional insureds. SUBLICENSOR does not in any way represent that the coverage of insurance specified in this Article is sufficient or adequate to protect SUBLICENSEE's interest.

            5.5 Violation of Other Pillsbury Proprietary Information License Agreement.

SUBLICENSEE shall not take any action which would result in SUBLICENSOR's breach or other non-compliance with any of the terms of the Other Pillsbury Proprietary Information License Agreement.

      6.    INDEMNIFICATION

            6.1 SUBLICENSEE shall indemnify SUBLICENSOR and each of its Representatives and Affiliates and hold each of them harmless from and against any and all Losses incurred by any of them in connection with, arising out of, or resulting from (a) any breach of any representation or warranty made by SUBLICENSEE in this Agreement, (b) any failure by SUBLICENSEE to perform in a timely manner any agreement, covenant or obligation of SUBLICENSEE pursuant to this Agreement, (c) the production, distribution, display, publication, broadcast, incorporation and/or use by SUBLICENSEE after December 26, 2001 of Other Pillsbury Proprietary Information in connection with Frozen Dessert Products, or (d) SUBLICENSEE's failure to comply with Applicable Law.

            6.2 The procedure for indemnification shall be as follows:

                  (a) The party claiming indemnification (the "Claimant") shall promptly give written notice to the party from whom indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying (i) in reasonable detail, the factual basis for such claim and (ii) in good faith, the estimated amount of such claim. If the claim relates to an action, suit or proceeding filed by a third party against the Claimant, such notice shall be given by Claimant within fifteen (15) business days after written notice of such action, suit or proceeding was received by Claimant. The failure of the Claimant to provide such written notice within the time period specified shall not relieve the Indemnifying Party of its indemnification liability under Section 6.1, unless and except to the extent that such failure materially prejudices the rights of the Indemnifying Party in defending against the claim or action.

                  (b) Following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representative(s) the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of said thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within said period (or any mutually agreed upon extension thereof), subject to clause (c) below with respect to third party claims, the Claimant may seek appropriate legal remedy.

                  (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate reasonably with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. Claimant shall have the right to approve legal counsel selected by Indemnifying Party, which approval shall not be unreasonably withheld. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim with legal counsel of its own selection; provided, however, that the

Claimant shall pay the fees and expenses of such counsel unless the named parties to any such claim include both the Claimant and the Indemnifying Party and the Claimant has been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case, if the Claimant informs the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such claim on behalf of the Claimant), it being understood that the Indemnifying Party shall not, in connection with any one claim, be liable for the fees and expenses of more than one separate firm of attorneys at any time for the Claimant. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim; provided, however, that no settlement or compromise of any claim which may result in any indemnification liability may be made by the Claimant without the prior written consent of the Indemnifying Party which consent shall not be unreasonably withheld. No settlement or compromise of any claim may be made by the Indemnifying Party without the prior written consent of the Claimant which consent shall not be unreasonably withheld. In the event of any conflict between the provisions of this Section 6.2 and Section 5.3, the provisions of
Section 5.3 shall prevail.

                  (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

                  (e) Upon satisfaction of any third party claim pursuant to this Article VI, the Indemnifying Party shall be subrogated to all rights and remedies of the Claimant against any third party with respect to such claim; provided that such right of subrogation shall be limited in amount to the amount actually received by the Claimant from the Indemnifying Party with respect to such claim; and provided, further, that any claim by an Indemnifying Party against any such third party resulting from such right of subrogation shall be subordinated to any claim of the Claimant against such third party for amounts in excess of the amount actually received by the Claimant from the Indemnifying Party pursuant to this Article VI.

                  (f) The indemnification rights provided in Section 6.1 shall extend to the shareholders, equityholders, Affiliates, members and Representatives of the Claimant, although for the purpose of the procedures set forth in this Section 6.2, any indemnification claims by such parties shall be made by and through the Claimant.

            6.3 Notwithstanding any other provision of this Agreement to the contrary, due to the fact that the unauthorized use, transfer or dissemination of the Pillsbury Confidential Information or the Other Pillsbury Proprietary Information, or the improper use thereof in violation of SUBLICENSOR's instructions and/or Applicable Law, would diminish substantially the value thereof and cause irreparable harm to SUBLICENSOR or Pillsbury Group which could not be adequately addressed by monetary damages, if SUBLICENSEE breaches any of the provisions of Articles II, IV or V or of Sections 7.3 or 8.1 of this Agreement, SUBLICENSOR shall be entitled, without limiting its other rights or remedies, to obtain equitable relief to prevent or restrain such breach (including without limitation injunctive relief), without the need for posting a bond or for any other undertaking, including without limitation proving the inadequacy of monetary damages.

      7.    TERM AND TERMINATION

            7.1 Term.

Subject to the provisions of Section 7.2 hereof, this Agreement shall become effective as of the date of this Agreement and shall remain in full force and effect through December 31, 2009 (the "Term").

            7.2 Termination.

Notwithstanding anything contained herein, SUBLICENSOR or SUBLICENSEE shall be entitled at any time by notice given in writing to the other to terminate this Agreement forthwith in any of the following events:

                  (a) if the other party shall go into liquidation other than a voluntary liquidation for the purpose of reorganisation, reconstruction or amalgamation;

                  (b) if the other party shall cease to carry on business otherwise than due to circumstances as foreseen in clause (a) above;

                  (c) if the other party shall commit any material breach of any of the provisions of this Agreement and shall fail within thirty (30) days of being notified thereof to remedy such breach; or

                  (d) if the other party or a significant part or all of its/their business and/or assets or the control, management, ownership, benefit or utilisation thereof, or if the control, ownership or right of disposition of its/their shareholders or equityholders in respect of their shares or equity interests in that other party are confiscated, requisitioned, nationalised and/or adjudicated or lost or in any other manner acquired without the consent or against the will of that other party or its shareholders or equityholders, as the case may be, by or on behalf of or under any law or at the instance of any Governmental Authority de jure or de facto.

In addition, SUBLICENSOR shall have the right to terminate this Agreement immediately upon notice to SUBLICENSEE if (i) Nestle S.A. ceases to own, directly or indirectly, a sixty-six percent (66%) equity interest in SUBLICENSEE, or (ii) SUBLICENSEE commits any breach of any provisions of Articles II, IV, V or VI or of Sections 7.3 or 8.1, unless said breach is cured to the reasonable satisfaction of SUBLICENSOR within five (5) days after receipt by SUBLICENSEE of notice and a description of the breach; provided, however, that if such cure is immediately undertaken but cannot be effected within five
(5) days, SUBLICENSEE shall have such additional period (not exceed an additional ten (10) days) as may be reasonably necessary to complete such cure, subject to the requirement that SUBLICENSEE shall diligently complete the cure process.

            7.3 Effects of Expiration or Termination.

Upon expiration or termination of this Agreement or any provision of this Agreement, all rights and obligations of the parties under this Agreement or under such provision shall cease. Except as otherwise agreed in writing by SUBLICENSOR, upon such expiration, SUBLICENSEE shall immediately and forever cease all use of the Other Pillsbury Proprietary Information and Pillsbury Confidential Information and SUBLICENSEE shall deliver without delay to SUBLICENSOR all drawings, models, plans, manufacturing instructions, laboratory instructions and any other documentation or materials in its possession or under its control (without making or retaining copies thereof) that are related to the Other Pillsbury Proprietary Information, including without limitation any and all documentation or materials concerning Pillsbury Confidential Information.

            7.4 Survival.

Notwithstanding anything to the contrary contained herein, the provisions of Sections 2.3, 5.1, 5.2, 7.1, 7.2, 7.3, 8.1, 8.2, 8.6, 8.9 and 8.10 and Articles
IV and VI of this Agreement shall survive any expiration or earlier termination of this Agreement according to their respective terms.

      8.    MISCELLANEOUS

            8.1 Assignment and Sublicensing.

This Agreement may not, without the prior consent of the other party hereto, be assigned, transferred or sublicensed by either party hereto. Subject to the foregoing, the benefits and obligations of this Agreement shall inure to the benefit of and bind the parties and their respective successors and permitted assigns. Notwithstanding anything contained herein to the contrary, SUBLICENSOR shall be entitled to assign its performance of this Agreement and delegate its rights and obligations hereunder, in whole or in part, for any period of time, to any entity or Person in accordance with the terms of the Other Pillsbury Proprietary Information License Agreement or to any Affiliate.

            8.2 Notices.

Any notice to be given hereunder may be given by registered post, telegram, telefax or cable to the address of the party concerned as follows:

                  To SUBLICENSOR

                  NESTLE USA - PREPARED FOODS DIVISION, INC.
                  c/o Nestle USA, Inc.
                  800 North Brand Boulevard
                  Glendale, California 91203
                  Attn.:  General Counsel
                  Telecopy No.: (818) 549-6713

                  With a copy to:

                  NESTLE S.A.
                  1800 Vevey
                  Canton of Vaud, Switzerland
                  Attn.:  General Counsel
                  Telecopy No.: 011 41 21 924 4568

                  To SUBLICENSEE

                  NESTLE ICE CREAM COMPANY, LLC
                  12647 Alcosta Boulevard, Suite 300
                  San Ramon, California 94583
                  Attn.:  Chief Executive Officer
                  Telecopy No.: (925) 328-1125

                  With a copy to:

                  NESTLE HOLDINGS, INC.
                  c/o Nestle USA, Inc.
                  800 North Brand Boulevard
                  Glendale, California 91203
                  Attn.:  General Counsel
                  Telecopy No.: (818) 549-6713

or such other addresses as may be notified by either party to the other for the purposes of this Section 8.2. Any notice so sent shall, if sent by post, be deemed to have been served at the expiration of seven (7) working days after it is posted and, if sent by telegram, telefax or cable, be deemed to have been served within twenty-four (24) hours after despatch of the telegram, telefax or cable and in proving such service it shall be sufficient to prove that the letter containing the notice or the telegram, telefax or cable was properly addressed and posted or despatched, as the case may be.

            8.3 Titles and Subtitles.

 The titles and subtitles in this Agreement are inserted for convenience only and shall not affect the construction or interpretation of this Agreement.

            8.4 Amendments.

No changes or modifications to this Agreement shall be effective unless made in writing and signed by an authorised representative of each of the parties hereto and, where required, approved by the relevant Governmental Authority in the Territory.

            8.5 Language.

This Agreement shall be executed in English.

            8.6 Applicable Law.

This Agreement shall be deemed to be made under, and to be governed by, the laws of the State of New York, except for those questions concerning the Other Pillsbury Proprietary Information which are compulsorily governed by SUBLICENSEE's or any other national law.

            8.7 Severability.

In the event that any provision of this Agreement or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographical and temporal restrictions contained herein) should be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Agreement as modified legal and enforceable to the fullest extent permitted under Applicable Laws. In the event that any restrictive covenant of this Agreement, or any word, phrase, clause, sentence or other portion thereof, is held unenforceable because of the duration or geographic scope of such provision, it is the intention of the parties that the arbitrator (or court, if applicable) shall have the power to modify such provision to the extent necessary to render the provision enforceable and such provision as so modified shall be enforced.

            8.8 Further Assurances.

Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or necessary or reasonably requested to effectively carry out the purposes of this Agreement.

            8.9 Jurisdiction.

Each of SUBLICENSOR and SUBLICENSEE hereby for irrevocably consents and submits to the jurisdiction of the state courts of the State of Delaware and the federal courts sitting in the State of Delaware (collectively, the "Delaware Courts") (and of the appropriate appellate courts therefrom) and the courts of Switzerland in any suit, action or proceeding related to any such dispute, and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the assertion of personal jurisdiction by any such court, or the laying of the venue of any such suit, action or proceeding in any such court or any contention that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and agrees not to object to personal jurisdiction or venue in such courts or to claim that such forum is inconvenient. Each of SUBLICENSOR and SUBLICENSEE hereby agrees that the service of process in any such suit, action or proceeding brought in the Delaware Courts or in Switzerland court, as provided herein, may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court and, without limiting the foregoing, shall be properly served or delivered if delivered in the manner contemplated by Section 8.2 hereof.

            8.10 Parties in Interest.

Except for the rights of certain third parties to indemnification pursuant to
Section 6 above, nothing herein expressed or implied is intended to or shall be construed to confer upon or give any person, other than the parties hereto, and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement. Notwithstanding the foregoing, the parties hereto agree that Pillsbury Group shall be deemed a third party beneficiary with respect to the obligations of SUBLICENSEE under this Agreement, except for SUBLICENSEE's obligations under Article VII hereof.

            8.11 The parties acknowledge that SUBLICENSEE is an independent contractor and is not an agent, partner, employee or joint venturer of SUBLICENSOR. SUBLICENSEE shall not attempt to bind or obligate SUBLICENSOR in any way nor shall SUBLICENSEE represent that SUBLICENSEE has any right to do so. Neither party has any right or authority to assume or to create any obligation or responsibility on behalf of the other party except as may from time to time be provided by written instrument signed by both parties.

            8.12 This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which, when taken together, shall constitute one agreement, binding on all parties hereto.

            8.13 Entire Agreement.

This Agreement (including each of the exhibits attached hereto) amends and restates the Previous Agreement in its entirety, and constitutes the entire agreement among the parties with regard to the subject matter hereof, and supersede all prior oral and written, and all contemporaneous oral agreements and understandings relating thereto; provided, however, that any obligation arising under the Previous Agreement prior to the date of this Agreement shall survive the amendment and restatement of the Previous Agreement. There are no agreements, understandings, restrictions, warranties or representations relating to such subject matter among the parties other than those set forth herein or in the agreements referenced herein. To the extent that the Pillsbury Brand Manual (as defined in the Pillsbury Trademark/Technology License Agreement) may contradict or make unclear the terms of this Agreement, the terms of this Agreement shall prevail.

(Signature Page Follows)

            IN WITNESS WHEREOF these presents have been executed by duly authorised representatives of the SUBLICENSOR and of SUBLICENSEE, respectively, as of the day and year first above written.

NESTLE ICE CREAM COMPANY, LLC             NESTLE USA - PREPARED FOODS
a Delaware limited liability company      DIVISION, INC.,
                                          a Pennsylvania corporation


By: /S/ JAMES L. DINTAMAN                 By: /S/ PETER D. ARGENTINE
   ---------------------------------         ---------------------------------
Name:   James L. Dintaman                 Name:   Peter D. Argentine
      ------------------------------            ------------------------------
Title:  Chief Executive Officer           Title:  Executive Vice President
       -----------------------------              and Chief Financial Officer
                                                 -----------------------------